Exhibit 5.1

February 21, 2012

LPL Investment Holdings Inc.

One Beacon Street

Boston, Massachusetts 02108

Re:            Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of LPL Investment Holdings Inc., a Delaware corporation (the “Company”).

We have acted as counsel for the Company in connection with the filing of the Registration Statement.  For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

The Company has the authority pursuant to its certificate of incorporation to issue up to 600,000,000 shares of Common Stock.  Upon adoption by the Board of Directors of the Company, or a duly authorized committee thereof, of resolutions in form and content as required by applicable law, and upon issuance and delivery of, and payment for, newly issued shares in the manner contemplated by the Registration Statement, any prospectus and any prospectus supplement related thereto, and by such resolution, the Shares will be validly issued, fully paid and non-assessable.

We assume for purposes of this opinion that (i) at the time of the issuance of the Shares, the Company will be a validly existing corporation under the law of its jurisdiction of incorporation, (ii) the consideration per Share will not be less than the par value of such Share, and (iii) the number of Shares issued pursuant to the Registration Statement, together with the number of shares outstanding or reserved at the time of issuance, will not exceed the respective number of shares authorized by the Company’s certificate of incorporation in effect at the time of such issuance.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP